EXHIBIT 21.01

RWD TECHNOLOGIES, INC.

RWD SUBSIDIARIES

Subsidiary/Affiliate Company Name Jurisdiction of Incorporation	Registration Company No.	Date Formed
RWD Technologies UK Limited (United Kingdom)	03314693	February 3, 1997
RWD Mexico, S. de R.L. de C.V. (Mexico)	RME970423BF7	April 23, 1997
RWD Technologies Australia Pty Ltd (Australia)	79 969 930	September 4, 1997
RWD Holdings LLC (Maryland, USA)	W5067707	August 21, 1998
RWD Technologien Deutschland GmbH (Germany)	HRB 1668	August 5, 1999
Latitude360, Inc. (Maryland, USA)		April 6, 2000
RWD Technologies, S. de R.L. de C.V. (Mexico)	RTE01208C79	December 8, 2000
SAP Learning Solutions Pte. Ltd. (Singapore Joint Venture)	200010755R	December 28, 2000
RWD Technologies Canada, Co. (Canada)	3054191	March 12, 2001
RWD Technologies (Holdings) Corporation	D06187983	March 7, 2001
RWD Technologies Belgium B.V.B.A	630.501	September 19, 1998
SAP Learning Solutions (Australia) Pty Ltd	096 305 832	March 23, 2001
SAP Learning Technologies Sdn Bhd (Malaysia)	566161H	December 6, 2001
SAP Learning Solution Japan Co., Ltd.	0199-01-07790	March 20, 2002